Exhibit 5.1

March 1, 2024

Aon North America, Inc.

$600,000,000 5.125% Senior Notes due 2027

$1,000,000,000 5.150% Senior Notes due 2029

$650,000,000 5.300% Senior Notes due 2031

$1,750,000,000 5.450% Senior Notes due 2034

$2,000,000,000 5.750% Senior Notes due 2054

Ladies and Gentlemen:

We have acted as counsel to Aon North America, Inc., a Delaware corporation (the “Company”), and each of the affiliates of the Company listed on Annex A to this opinion (the “Guarantors”) in connection with the public offering and sale by the Company of $600,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2027 (the “2027 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2029 (the “2029 Notes”), $650,000,000 aggregate principal amount of the Company’s 5.300% Senior Notes due 2031 (the “2031 Notes”), $1,750,000,000 aggregate principal amount of the Company’s 5.450% Senior Notes due 2034 (the “2034 Notes”) and $2,000,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2054 (the “2054 Notes” and, together with the 2027 Notes, the 2029 Notes, the 2031 Notes and the 2034 Notes, the “Notes”), to be issued under an indenture dated as of the date hereof (the “Base Indenture” and, as amended and supplemented from time to time, including pursuant to the First Supplemental Indenture referred to below, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture”) by and among the Company, the Guarantors and the Trustee, in accordance with the Underwriting Agreement, dated February 28, 2024 (the “Underwriting Agreement”), among Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters listed on Exhibit A thereto, the Company and the Guarantors. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation of the Company, as amended; (b) the By-laws of the Company; (c) the resolutions adopted by the Board of Directors of the Company on February 23, 2024; (d) the Certificate of Incorporation of Aon Corporation, a Delaware corporation (“Aon Corp.”), as amended; (e) the By-laws of Aon Corp.; (f) the resolutions adopted by the Board of Directors of Aon Corp. on February 23, 2024; (g) the Indenture (and the forms of Notes contained therein) and (h) the Registration Statement on Form S-3 (Registration No. 333-272818) filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2023 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of an unlimited amount of various securities of the Company, to be issued from time to time by the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee and that the form of the Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of the opinion as follows:

1.

When the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.

When the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Ireland or England and Wales.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Aon North America, Inc.

200 East Randolph Street

Chicago, Illinois 60601

O

ANNEX A

Guarantors

Guarantors	Jurisdiction

Aon plc	Ireland

Aon Corporation	Delaware

Aon Global Holdings plc	England and Wales

Aon Global Limited	England and Wales